Registration No. 333-47081 Rule 424 b)(2)
                                     Pricing Supplement No:189 Cusip:14912LZJ3
                                     Dated:  October 28, 1998

	Caterpillar Financial Services Corporation
	Medium-Term Notes, Series F
	(Floating Rate)
	With Maturities of 9 Months or More from Date of Issue

Principal Amount:       Initial Interest Rate:        Proceed Amount:
$75,000,000              3 mth LIBOR + 1               $74,906,250
                        Initial Rate(5.22922)

Original Issue Date:    Commission Fee:               Maturity Date:
10/28/98                  $93,750                      10/28/1999

Dealer:	Index Maturity:                Spread +/-:
Merrill Lynch            Quarterly                       +1

Specified Currency:     Option to Elect Payment       Authorized Denominations
x U.S. dollars          in U.S. dollars               (only applicable if
_ Other:___________     (only applicable if           Specified Currency is
                        Specified Currency is         other than U.S.
                        other than U.S. dollars):      N/A
                           N/A

The Note is a:                                        Exchange Rate Agent
    X Global Note                                     (if other than U.S.
      Certificated Note                                 Bank Trust, N.A.): N/A
     (only applicable if
      Specified Currency
      is other than U.S. dollars)                     Spread Multiplier: N/A

Interest Rate Basis or Bases: 3 mth LIBOR(Two London Business Days prior
	                   to Coupon Pay Dates)

LIBOR Source (only applicable if LIBOR Interest Rate Basis):
   Reuters         X  Telerate

Maximum Interest Rate:  N/A             Interest Payment Period: Quarterly

Interest Payment Dates: Coupons will pay/reset quarterly on the 28th of each
                        Jan, Apr, Jul, and Oct modified following convention. Initial payment due 01/28/99.

Minimum Interest Rate: N/A

Interest Rate Reset Option:  _ Yes    x No

Optional Reset Dates (only applicable if option to reset spread or spread multiplier): N/A

Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier): N/A

Minimum Interest Rate:  N/A              Interest Payment Dates:  N/A

Stated Maturity Extension Option:  _ Yes    X No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A


Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A


Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A


Interest Payment Dates: Coupons will pay/reset quarterly on the 28th of each
                        Jan, Apr, Jul, and Oct modified following convention. Initial payment due 01/28/99.

Interest Determination Dates: Two London business days prior to the reset
	       date.

Calculation Agent (if other than U.S. Bank Trust, N.A.): N/A

Original Issue Discount Note:  Total Amount of OID: N/A Terms of Amortizing
     __ Yes    x No                                       Notes: N/A
                               Issue Price (expressed
                                 as a percentage of
                               aggregate principal
                               amount): 100%


Redemption Date(s) (including                      Redemption Price(s): N/A
any applicable regular or
special record dates): N/A

Repayment Date(s) (including                       Repayment Price(s):  N/A
 any applicable regular or
special record dates): N/A

Other Terms: N/A

     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note ordered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $1,664.50MM principal amount of the Notes had been sold at interest rates then in effect.



	_________________________________

	Pricing Supplement to Prospectus Supplement dated March 26, 1998 and Prospectus dated March 10,1998.